Consent of Independent Registered Public Accounting Firm

Vanguard Natural Resources, LLC
Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2011, relating to Vanguard Natural Resources LLC’s consolidated financial statements and the effectiveness of its internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and our report dated May 12, 2010, relating to the statement of combined revenues and direct operating expenses of the oil and gas properties purchased by the Company from a private seller for the years ended December 31, 2009 and 2008 appearing in the Company’s Current Report on Form 8-K filed on May 12, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP (formerly BDO Seidman, LLP)
Houston, Texas

September 2, 2011